As filed with the Securities and Exchange Commission on October 16, 2026

Registration No. 333-225427

Registration No. 333-243552

Registration No. 333-271463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-225427

FORM S-8 REGISTRATION STATEMENT NO. 333-243552

FORM S-8 REGISTRATION STATEMENT NO. 333-271463

UNDER

THE SECURITIES ACT OF 1933

Cumulus Media Inc.

(Exact name of registrant as specified in its charter)

Delaware	82-5134717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

780 Johnson Ferry Road, Suite 500 Atlanta, Georgia
30342
(Address of Principal Executive Offices)	(Zip Code)

Cumulus Media Inc. 2020 Equity and Incentive Compensation Plan

Cumulus Media Inc. Long-Term Incentive Plan

(Full title of the plans)

Richard S. Denning

Executive Vice President, General Counsel and Secretary

Cumulus Media Inc.

780 Johnson Ferry Road NE, Suite 500

Atlanta, Georgia 30342
(404) 949-0700

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1221 Peachtree Street, NE, Suite 400

Atlanta, Georgia 30361

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Cumulus Media Inc. (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities of the Company registered but unsold or otherwise unissued under such Registration Statements as of the date hereof:

•	Registration Statement No. 333-225427, filed with the SEC on June 4, 2018;

•	Registration Statement No. 333-243552, filed with the SEC on August 10, 2020; and

•	Registration Statement No. 333-271463, filed with the SEC on April 27, 2023.

As previously disclosed, on March 4, 2026, the Company and certain of its direct and indirect subsidiaries (collectively with the Company, the “Company Parties”) commenced filing voluntary petitions (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code. On March 5, 2026, the Company Parties filed the Disclosure Statement for the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates and the Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates in the Chapter 11 Cases in the Bankruptcy Court. On April 13, 2026, the Company Parties filed the Modified Joint Prepackaged Chapter 11 Plan of Reorganization of Cumulus Media Inc. and Its Debtor Affiliates (as may be amended or supplemented from time to time in accordance with its terms, the “Plan”). On April 15, 2026, the Bankruptcy Court entered an order confirming the Plan (the “Confirmation Order”). On October 16, 2026, the Company Parties satisfied the conditions to effectiveness of the Plan set forth in the Confirmation Order and the Plan, the Plan became effective in accordance with its terms and the Company Parties emerged from Chapter 11.

In connection with the foregoing, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on October 16, 2026.

Cumulus Media Inc.
(Registrant)

By:	/s/ Francisco J. Lopez-Balboa
Name: Francisco J. Lopez-Balboa
Title: Executive Vice President, Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933, as amended.